As filed with the Securities and Exchange Commission on March 14, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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First Trust/abrdn Global Opportunity Income Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 14, 2024

First Trust/abrdn Global Opportunity Income Fund

URGENT ACTION REQUESTED FOR YOUR FUND!

Dear Shareholder:

We are urging shareholders to cast their vote in favor of an important proposal regarding the proposed reorganization of your fund, the First Trust/abrdn Global Opportunity Income Fund (FAM) (the “Fund”) with and into abrdn Income Credit Strategies Fund (“ACP”) (the “Reorganization”). An important special meeting (“Special Meeting”) to vote on the Reorganization has been adjourned to Thursday, April 18, 2024, in order to allow shareholders time to vote. This letter is being sent to you because you held shares of the Fund on the record date, and we need your vote!

The Fund believes there are many potential benefits of the Fund’s tax-free Reorganization into ACP, including:

•	Higher Distribution Rate: ACP has a higher distribution rate than your Fund as of March 13, 2024, and historically over the one-year period ended March 13, 2024. Additionally, over the past five-years ending October 2023, ACP has had lower return of capital as a percentage of the total distribution compared to your Fund.
•	Narrower Trading Discount: ACP has a history of trading at a narrow discount to net asset value, whereas your Fund has historically traded at a wider and more persistent discount. As of March 13, 2024, FSD was trading at a -4.69% discount, while ACP was trading at a -1.97% discount.
•	Improved Trading Volume: Shares of ACP trade at higher volumes at a tighter bid/ask spread percentage than those of your Fund.
•	Better Performance: ACP has outperformed your Fund on both a market value and net asset value basis for the 1-, 3- and 5-year period ending December 31, 2023. Please refer to the Joint Proxy Statement/Prospectus for the full presentation of performance of ACP and the Fund.

Please help your Fund and vote today, no matter how many shares you own.

The Fund’s Board of Trustees (the “Board”) recommends that you vote FOR the Reorganization on the WHITE proxy card.

Institutional Shareholder Services, the leading independent proxy advisory firm, has recommended that shareholders vote FOR the approval of the Reorganization on the Fund’s WHITE proxy card.

Prevent Saba Capital Management L.P. (“Saba”), an activist hedge fund investor, from derailing the Reorganization to advance its own self-interested agenda.

As of the record date of the Special Meeting Saba held only a nominal economic interest in your Fund. Saba is trying to derail the Reorganization to advance its own agenda at the expense of shareholders at-large and deprive shareholders of the potential benefits of the Reorganization. The Board urges you NOT to sign any gold proxy cards sent to you by Saba.

If you already signed a gold proxy card from Saba, you have the right as a shareholder of the Fund to change your vote before the Special Meeting takes place. You can do this by completing the WHITE proxy card sent to you by your Fund, which will replace the gold proxy card you previously completed.

YOUR VOTE IS VERY IMPORTANT

Voting today can help stop all future mailings and phone calls to you and ensure that enough votes are received to convene the Special Meeting and avoid another adjournment. If your Fund does not obtain enough votes, the Reorganization cannot be consummated. DO NOT DELAY, VOTE THE WHITE PROXY CARD NOW! Please vote using one of the following options:

1.	VOTE ONLINE — Log on to the website shown on the WHITE proxy card. Please have the WHITE proxy card in hand to access your control number and follow the on-screen instructions.
2.	VOTE BY MAIL — Complete, sign, date and return the WHITE proxy card.

If you have any questions, please contact the Fund’s proxy solicitor, EQ Fund Solutions LLC, at (866) 620-8437 weekdays from 9:00 a.m. to 10:00 p.m. Eastern Time.

Thank you for your continued support.

Sincerely,

First Trust/abrdn Global Opportunity Income Fund

_/s/ James A. Bowen

James A. Bowen

Chairman of the Board